Exhibit (11)

November 20, 2009

Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine  04101

Ladies and Gentlemen:

We have acted as counsel to Forum Funds, a statutory business trust formed under the laws of the State of Delaware (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Trust’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering the shares of beneficial interest of the Beck, Mack and Oliver Partners Fund, a series of the Trust (the “Acquiring Fund”), (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) to be entered into by the Trust, on behalf of the Acquiring Fund, and BMO Partners Fund, L.P. (the “Target LP”) and Beck, Mack & Oliver LLC, its general partner.  The Agreement provides for the transfer of substantially all of the Target LP’s assets to, and the assumption of certain of the Target LP’s liabilities by, the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Agreement, such Shares to be distributed to the Target LP’s partners upon the subsequent liquidation and termination of the Target LP.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, including the form of the Agreement filed as part thereof, the Trust Instrument, as amended, and By-Laws of the Trust, and the resolutions adopted by the Trustees of the Trust providing for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

2.	When issued and delivered upon the terms provided in the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Combined Proxy Statement/Prospectus under the caption “Legal Matters”.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP